Exhibit 10.2

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Agreement”) is made as of this 7th day of November, 2016 (the “Effective Date”), by and among AdvancePierre Foods Holdings, Inc., incorporated under the laws of Delaware (“Holdings”), AdvancePierre Foods, Inc., incorporated under the laws of Delaware and an indirect wholly-owned subsidiary of Holdings (the “Company”), and John Simons (“Executive”).

WHEREAS, Executive currently serves as the President and Chief Executive Officer of the Company pursuant to the terms of the Executive Employment Agreement by and between Executive and the Company, dated as of September 30, 2013 (the “Employment Agreement”);

WHEREAS, in connection with the transition of Executive’s performance of services to the Company and appointment of his successor and pursuant to the terms of the Waiver Agreement by and between Executive and the Company, dated as of October 26, 2016 (the “Waiver Agreement”), Executive has agreed to resign from the position of President of the Company at such time as his successor is appointed to such position, and subsequently resign from the position of Chief Executive Officer of the Company at such time as his successor is appointed to such position, and Executive has agreed to waive his right to terminate employment with the Company for “Good Reason” (as defined in the Employment Agreement) in connection with such appointments and resignations;

WHEREAS, Executive desires to resign from his employment with the Company effective as of March 31, 2017 (the “Separation Date”) and his service as a member of the Board of Directors of Holdings (the “Board”) effective as of the date of the 2017 annual meeting of the Company’s stockholders (the “2017 Annual Meeting”); and

WHEREAS, the Company desires to continue to employ Executive through the Separation Date and provide certain severance benefits to Executive upon his resignation pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises and the consideration more fully set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Resignation; Employment Through Separation Date; Termination of Employment Agreement.

(a)                                 Effective as of the Separation Date, Executive shall resign from his employment with the Company, as well as any positions that he may hold with the Company or any of its parents, subsidiaries or affiliates (collectively, the “Company Group”), subject to the terms of the Waiver Agreement.  Effective as of the date of the 2017 Annual Meeting, Executive shall resign from his service as a member of the Board and any committee thereof, as well as any directorships with any other member of the Company Group.  Executive hereby agrees that he will execute any and all documents necessary to effect such resignations.

(b)                                 Executive hereby acknowledges and agrees that, pursuant to the terms of the Waiver Agreement, in connection with his ceasing to serve as President of the Company and as Chief Executive Officer of the Company, Executive has waived any and all rights that Executive may have to terminate his employment with the Company for Good Reason (as defined in the Employment Agreement) or receive severance payments and benefits by reason of such termination pursuant to Section 4(c) of the Employment Agreement.  Executive further acknowledges and agrees that Executive’s resignation hereunder shall not be deemed a termination by the Company without “Cause” (as defined in the Employment Agreement) and Executive shall not be entitled to receive any severance payments or benefits pursuant to the Employment Agreement by reason of such resignation.

(c)                                  During the period commencing on the Effective Date and ending on the Separation Date (the “Transition Period”), Executive shall remain employed with the Company subject to his resignation from the positions of President and Chief Executive Officer pursuant to the terms of the Waiver Agreement.  During the Transition Period, Executive shall continue to perform his employment duties and responsibilities and provide reasonable assistance in connection with the transition to his successors, as applicable and shall comply with his obligations under this Agreement.  During the Transition Period, the Company shall continue to pay Executive at the rate of his current regular base salary, less applicable federal, state and local taxes, Executive shall receive payment of his annual incentive bonus with respect to the Company’s 2016 fiscal year in accordance with the Company’s regular practice for its senior officers (but Executive shall not be eligible to receive an annual incentive bonus with respect to the Company’s 2017 fiscal year), and the Company shall continue to provide Executive with his current employee benefits, subject to the terms of this Agreement.  Executive’s continued employment with the Company during the Transition Period shall be governed by the terms of this Agreement, and the Employment Agreement is hereby terminated and has no further force or effect, except as set forth in Sections 4 and 5 hereof.

2.                                      Separation Payments and Benefits.  Upon a termination of the Executive’s employment on the Separation Date (or such earlier termination date pursuant to the applicable provisions of Section 3) pursuant to the terms and conditions set forth herein, Executive shall be entitled to receive the following payments and benefits:

(a)                                 Within three (3) days following the Separation Date, the Company will pay Executive the aggregate amount of his earned but unpaid base salary, accrued but unused vacation pay and unreimbursed expenses, in each case, through the Separation Date (or such earlier termination date on which Executive’s employment is terminated for any reason), less applicable taxes and withholding, and all other benefits to which Executive has a vested right at that time (the “Accrued Benefits”).

(b)                                 Subject to Executive’s execution of the Release (as defined below) on or after the Separation Date (or such earlier termination date pursuant to Section 3(b)) and such Release becoming effective on the Release Effective Date (as defined in the Release), Executive shall receive the following payments and benefits:

(i)                                     An amount equal to any unpaid annual bonus earned by Executive for the Company’s 2016 fiscal year, which shall be paid in a lump-sum on or before the third day following the Release Effective Date;

(ii)                                  To the extent not previously vested, immediate and fully accelerated vesting of any restricted stock, restricted stock units or other equity-based awards in respect of Holdings common stock that are held by Executive as of the Separation Date (or such earlier termination date pursuant to Section 3(b)); and

(iii)                              payment by the Company of the monthly COBRA premiums with respect to medical plan coverage for Executive (and his dependents) until the earlier of (A) the date which is eighteen (18) months following the Separation Date (or such earlier termination date pursuant to Section 3(b)) or (B) the date on which Executive obtains other medical plan coverage, whether from another employer or otherwise; provided, that Executive properly elects to receive COBRA coverage following the Separation Date (or such earlier termination date pursuant to Section 3(b)).  Executive shall notify the Company immediately if Executive becomes covered by a medical plan of a subsequent employer or otherwise.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines, in its sole discretion, that it cannot provide such COBRA premium payment benefits without adverse tax consequences to Executive or the Company or for any other reason, then the Company shall, in lieu thereof, provide to Executive a taxable monthly amount equal to the monthly plan premium payment in substantially equal monthly installments over such eighteen (18) month period (or the remaining portion thereof).

(c)                                  Executive shall not be entitled to any of the payments and benefits set forth in Section 2(b) unless and until Executive executes a release, substantially in the form attached hereto as Exhibit A (the “Release”), which Release shall be delivered to Executive within five (5) days following the Separation Date (or such earlier termination date pursuant to Section 3(b)), within the time period specified in the Release and the Release becomes effective and non-revocable on the Release Effective Date.

3.                                      Termination of Employment Prior to the Separation Date.  Notwithstanding anything herein to the contrary, if Executive’s employment is terminated for any reason prior to the Separation Date, Executive shall be entitled to receive the following payments and benefits:

(a)                                 Executive (or in the event of death, his estate or representatives) shall be entitled to the Accrued Benefits; and

(b)                                 If such termination is (i) by the Company without Cause, (ii) by Executive for Good Reason (as defined in the Employment Agreement and modified by the terms of the Waiver Agreement) or (iii) as a result of Executive’s death or Disability (as defined in the Employment Agreement), then Executive (or in the event of death, his estate or representatives) shall be entitled to the payments and benefits set forth in Section 2(b) subject to the terms and conditions thereof, including the requirement that Executive execute and not revoke a general release in favor of the Company and its affiliates, except that such release shall not be required in the event of Executive’s death.

4.                                      Reaffirmation of Restrictive Covenants.  Executive hereby acknowledges that Executive is bound by certain restrictive covenants set forth in Sections 5, 6 and 7, including Schedule C, of the Employment Agreement.  Notwithstanding anything to the contrary in this Agreement, Executive hereby reaffirms such restrictive covenants and acknowledges and agrees that such covenants shall survive the termination of Executive’s employment with the Company and the termination of the Employment Agreement and shall remain in full force and effect.

5.                                      Survival of Certain Employment Agreement Provisions.  Section 5 (All Business to be the Property of the Company; Assignment of Intellectual Property), Section 6 (Confidentiality), Section 7 (Certain Obligations), including Schedule C attached thereto, Section 8 (Acknowledgments), Section 9 (Tax Matters), including Schedule D attached thereto, Section 10 (Change in Control Protections), Section 11 (Indemnification/D&O Liability Insurance), Section 12 (Notices) and Section 17 (Equitable Relief) of the Employment Agreement are hereby incorporated by reference as terms of this Agreement.

6.                                      Return of Company Property.  As of the Separation Date (or such earlier date on which Executive’s employment is terminated for any reason), Executive shall return to the Company all Property which had been entrusted or made available to Executive by the Company Group and, if any copy of any such Property was made by, or for, Executive, each and every copy of such Property, provided, however, that Executive shall not be required to return Executive’s current laptop and iPhone provided by the Company Group to Executive.  Except as set forth in the prior sentence, for purposes of this Section 6, the term “Property” means records, files, memoranda, tapes, computer disks, reports, price lists, customer lists, drawings, plans, sketches, keys, computer hardware and software, company vehicle, cellular telephones, credit cards, access cards, identification cards, Blackberries, iPhones, iPads and the like, company cars and other real or personal property of any kind or description belonging to the Company Group.

7.                                      Taxes.  The Company shall be entitled to withhold from any payment due to Executive under this Agreement any amounts required to be withheld by all applicable federal, state and local law.

8.                                      Entire Agreement.  This Agreement, including the attached exhibits, contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

9.                                      Assignment.  No party may assign its rights or obligations under this Agreement, and any attempted or purported assignment or any delegation of any party’s duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.                               Waiver and Amendment.  This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.  Any agreement on the part of a party hereto to any waiver of a provision herein shall be valid only if set forth in writing in an instrument signed by or on behalf of such party.  The waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.                               Governing law; Submission to Jurisdiction; No Jury Trial.

(a)                                 THE LAWS OF THE STATE OF OHIO WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND THE INTERPRETATION OF THE RIGHTS AND DUTIES ARISING HEREUNDER.

(b)                                 Except as otherwise provided in Section 12, any suit, action or proceeding seeking to enforce Section 4 of this Agreement may be brought in any federal or state court located in the County and State of Ohio (the “Ohio Courts”), and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 11 shall be deemed effective service of process on such party.

(c)                                  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.                               Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement, except as provided for in Section 11, shall be finally and exclusively determined in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “Rules”) then in effect by a single arbitrator, agreed to by each of Executive and the Company, if parties cannot agree upon an arbitrator, then by the American Arbitration Association in accordance with the Rules.  The prevailing party shall be entitled to recover from the non-prevailing party its reasonable legal fees associated with such dispute.  The place of arbitration shall be Cincinnati, Ohio.  The Rules can be found online at http://www.adr.org/aaa/faces/rules.

13.                               Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14.                               Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

15.                               Judicial Interpretation.  Should any provision of this Agreement require judicial interpretation, it is agreed that a court or other tribunal interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

16.                               No Third Party Beneficiaries.  Except as expressly provided in this Agreement, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

17.                               Voluntary Agreement.  EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THOSE SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.  EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS SIGNED THIS AGREEMENT AS HIS OWN AND VOLUNTARY ACT, THAT HE ACKNOWLEDGES THAT THIS IS AN IMPORTANT AND BINDING LEGAL CONTRACT THAT HAS BEEN REVIEWED BY COUNSEL OF EXECUTIVE’S CHOICE, AND THAT THIS AGREEMENT HAS BEEN FREELY AND FAIRLY NEGOTIATED BY THE PARTIES HERETO.

18.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereby execute this Agreement as of the date set forth below.

EXECUTIVE

DATED:	November 7, 2016	/s/ John Simons
John Simons

ADVANCEPIERRE FOODS HOLDINGS, INC.

DATED:	November 7, 2016	By:	/s/ Michael B. Sims
Michael B. Sims
Senior Vice President, Chief Financial Officer and Treasurer

ADVANCEPIERRE FOODS, INC.

DATED:	November 7, 2016	By:	/s/ Michael B. Sims
Michael B. Sims
Chief Financial Officer, Vice President, Treasurer and Secretary

[Signature Page to Transition and Separation Agreement]

EXHIBIT A

GENERAL RELEASE

This general release (“General Release”) is entered into by and between AdvancePierre Foods, Inc., a Delaware corporation (the “Company”), and John Simons (the “Executive”).

1.                                      In consideration of the Company’s obligations set forth in the Transition and Separation Agreement by and among the Company, AdvancePierre Foods Holdings, Inc. (“Holdings”) and the Executive, to which this Exhibit is attached (the “Agreement”), including but not limited to the payments and benefits described therein, the Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company and its owners and each of their respective parents, subsidiaries and affiliates, together with each of their respective owners, assigns, agents, directors, partners, officers, employees, attorneys and representatives and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which the Executive or his heirs, executors, administrators, successors or assigns ever had, now have or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company or any of the other Releasees (i) from the beginning of time to the date of this General Release and (ii) relating to his employment or the termination thereof.  This release includes, without limitation, all claims arising out of, or relating to, the Executive’s employment and/or end of his employment with the Company or any of its parents, subsidiaries or affiliates and all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1989, any Ohio laws as applicable, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the Releasees and the Executive; provided that, this General Release shall not release the Company or Holdings from its obligations under Section 2 of the Agreement and Sections 9 (Tax Matters) and 11 (Indemnification/D&O Liability Insurance) of the Employment Agreement (as defined in the Agreement), nor shall it release the Executive’s rights as a shareholder of Holdings, any claim by the Executive for workers’ compensation benefits, or any claim which, as a matter of law, may not be released.  By signing this General Release, the Executive represents that the Executive has not commenced or joined in any claim, charge, action or proceeding whatsoever against any of the Releasees arising out of or relating to any of the matters set forth in this paragraph.  Nothing in this General Release shall be construed to prohibit the Executive from filing a charge or complaint with, or participating in any investigation or proceedings conducted by, the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency, provided, however, the Executive will not be entitled to or accept any personal recovery in any action or proceeding that may be commenced on the Executive’s behalf arising out of the matters released hereby.

2.                                      The Company hereby advises the Executive to consult with an attorney of the Executive’s choosing before executing this General Release.  The Executive has twenty-one (21) days to consider this General Release, although the Executive may elect to sign and return it sooner if the Executive so desires.  Once the Executive has signed this General Release, the Executive shall have seven (7) days from the date the Executive signs it to revoke the Executive’s consent to this General Release by delivering (by hand or overnight courier) written notice of revocation pursuant to Section 12 of the Employment Agreement.  If no such revocation occurs, this General Release shall become effective on the eighth (8th) day following the Executive’s execution of this General Release (the “Release Effective Date”).

3.                                      It is the desire and intent of the parties that the provisions of this General Release shall be enforced to the fullest extent permissible.  In the event that any one or more of the provisions of this General Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.  Moreover, if any one or more of the provisions contained in this General Release is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

4.                                      The failure of any of the parties to insist, in one or more instances, upon strict performance of any of the terms or conditions of this General Release shall not be construed to constitute a waiver or relinquishment of any right granted under this General Release or of the future performance of any such term, covenant, or condition, and the obligations of the appropriate party with respect to any such term or condition shall continue in full force and effect. This General Release, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this General Release because that party drafted or caused that party’s legal representatives to draft any of its provisions.

5.                                      This General Release and the Agreement set forth the entire agreement and understanding between the Executive and the Company and merges and supersedes any and all prior agreements, representations, discussions, and understandings of every kind and nature, written and oral, between the Executive and the Company concerning the subject matter hereof.  The Executive represents that, in executing this General Release, he has not relied upon any representation or statement made by the Company other than those set forth herein, with regard to the subject matter, basis or effect of this General Release or otherwise.  This General Release may not be altered or modified other than in a writing signed by the Executive and authorized representatives of the Company, and shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without reference to its conflict of law rules.  This General Release is personal to the Executive and may not be assigned by the Executive.  This General Release may be assigned by the Company to its respective successors and shall be binding upon the successors and assigns of the Company.

Agreed to and Accepted:

EXECUTIVE

By:
John Simons

Dated: